Exhibit 99(a)
FOR IMMEDIATE RELEASE
REGENERON REPORTS FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL AND OPERATING RESULTS
Tarrytown, New York (February 24, 2006) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the fourth quarter and full year of 2005. Regeneron reported a net loss of $29.7 million, or $0.53 per share (basic and diluted), for the fourth quarter of 2005 and a net loss of $95.4 million, or $1.71 per share (basic and diluted), for the full year. Excluding the effects of expensing stock options in 2005, Regeneron had a net loss of $25.9 million, or $0.46 per share (basic and diluted), in the fourth quarter and a net loss of $75.5 million, or $1.35 per share (basic and diluted), for the full year 2005. In 2004, Regeneron reported net income of $2.8 million, or $0.05 per share (basic and diluted), for the fourth quarter and net income of $41.7 million, or $0.75 per basic share and $0.74 per diluted share, for the full year.
At December 31, 2005, cash and marketable securities totaled $316.7 million compared with $348.9 million at December 31, 2004. In January 2006, Regeneron received an up-front payment of $25.0 million from the sanofi-aventis Group related to the expansion of the companies’ VEGF Trap collaboration program to include Japan, as described below. The Company’s $200.0 million of convertible notes, which bear interest at 5.5% per annum, mature in October 2008.
Current Business Highlights
Regeneron continues to build a broad-based clinical development program that is centered on three product candidates in oncology, eye diseases, and inflammatory indications. In oncology, Regeneron’s Vascular Endothelial Growth

Factor (VEGF) Trap is being developed in collaboration with sanofi-aventis. The Company is independently developing the VEGF Trap – Eye, a specially purified and formulated form of the VEGF Trap, and the Interleukin-1 (IL-1) Trap for certain inflammatory indications.
In September 2005, Regeneron and sanofi-aventis announced plans to evaluate the VEGF Trap in a variety of cancer types, both in single-agent studies and in combination with chemotherapy. The companies have initiated a single-agent phase 2 study of the VEGF Trap in non-small cell lung adenocarcinoma (NSCLA). Two additional phase 2 single-agent safety/efficacy studies, in advanced ovarian cancer and symptomatic malignant ascites (SMA), are planned to begin during this quarter. In addition, the companies plan to conduct three trials evaluating the safety and efficacy of the VEGF Trap in combination with standard chemotherapy regimens; two of which are planned to begin as early as the second half of 2006. The companies are also working with the National Cancer Institute (NCI) Cancer Therapeutics Evaluation Program to commence up to ten other cancer trials in 2006.
In December 2005, sanofi-aventis and Regeneron amended their VEGF Trap collaboration agreement to include Japan. The two companies are now collaborating on the joint development and commercialization of the VEGF Trap in oncology throughout the world. In connection with adding Japan to the VEGF Trap collaboration, Regeneron received an up-front payment of $25.0 million in January 2006. Regeneron is also eligible to receive milestone payments related to potential marketing approvals in Japan and royalties of approximately 35% of annual sales of the VEGF Trap in Japan, subject to certain potential adjustments. Sanofi-aventis will lead and fund the VEGF Trap oncology development program in Japan.
Under the companies’ September 2003 collaboration agreement, sanofi-aventis will pay 100% of VEGF Trap development expenses; and, following commercialization of a VEGF Trap product, Regeneron will repay out of VEGF Trap profits, including the Japanese royalty, 50% of the development costs paid by sanofi-aventis. Regeneron is eligible to receive milestone payments totaling $400 million related to potential marketing approvals in the United States, Europe, and Japan.
In the clinical development program for the treatment of eye diseases, the Company has finished dosing patients in its phase 1 study of the VEGF Trap – Eye in patients with the neovascular form of age-related macular degeneration (wet AMD). A total of 21 patients received a single dose of VEGF Trap – Eye at doses up to 4 milligrams (mg) intravitreally (direct injection into the eye). All dose levels were generally well tolerated, and a maximum tolerated dose was not reached in the study. Positive preliminary results of this study at doses up to 2 mg were recently reported by clinical investigators at a scientific conference. The investigators reported that patients receiving the VEGF Trap – Eye demonstrated rapid, substantial, and prolonged (up to at least four weeks) reductions in retinal thickness, a clinical measure of disease activity in wet AMD.
Regeneron plans to expand the VEGF Trap – Eye clinical development program in 2006. The Company has already initiated a part B of the phase 1 trial, which is comparing a single intravitreal injection of the VEGF Trap – Eye with Macugen® (pegaptanib sodium injection) over a three month period. This study will evaluate safety and tolerability of the VEGF Trap – Eye and make a preliminary assessment of clinical activity. Regeneron also plans to initiate a phase 2 study of the VEGF Trap – Eye in wet AMD in the next few months. This study will evaluate efficacy and dosing regimens of multiple dose levels of the VEGF Trap – Eye delivered by direct injection into the eye. The Company plans to complete the efficacy phase of the phase 2 study by the end of 2006 and, depending on the results of this study, will prepare to initiate a phase 3 program in 2007.

Regeneron recently advanced the IL-1 Trap development program with the initiation of a pivotal study in patients with CIAS1-Associated Periodic Syndrome (CAPS), a spectrum of rare diseases associated with mutations in the CIAS1 gene. Interleukin-1 (IL-1) appears to play a significant role in these diseases. The study will have a six-month efficacy phase, measuring the effects of the IL-1 Trap dosed weekly through subcutaneous self-administration. The efficacy phase will be followed by a six-month open-label extension phase. In addition, Regeneron has ongoing proof-of-concept studies in other indications in which IL-1 may play a significant role, such as systemic juvenile idiopathic arthritis (SJIA). The Company received Orphan Drug designation for the IL-1 Trap in CAPS in December 2004 and in SJIA in April 2005.
Financial Results
The Company’s financial results for the quarters and the years ended December 31, 2005 and 2004 are detailed in the table below. Effective January 1, 2005, the Company began recognizing non-cash compensation expense related to employee stock option awards (Stock Option Expense) in accordance with Statement of Financial Accounting Standards (SFAS) No. 123.
For the three months ended December 31, 2005 and 2004
(in millions, except per share data)

		Net Income (Loss) per Share -
	Net Income (Loss)	Basic and Diluted
2005:
Net loss, as reported	($29.7)	($0.53)
Add: Stock Option Expense	3.8	0.07

Pro forma net loss, exclusive of Stock Option Expense	($25.9)	($0.46)

2004:
Net income, as reported (1)	$2.8	$0.05

For the year ended December 31, 2005 and 2004
(in millions, except per share data)

		Net Income (Loss) per Share
	Net Income (Loss)	Basic	Diluted
2005:
Net loss, as reported	($95.4)	($1.71)	($1.71)
Add: Stock Option Expense	19.9	0.36	0.36

Pro forma net loss, exclusive of Stock Option Expense	($75.5)	($1.35)	($1.35)

2004:
Net income, as reported (1)	$41.7	$0.75	$0.74

(1) In 2004, the Company’s reported net income did not include Stock Option Expense.

Net loss for the full year 2005 included non-recurring payments of $25.0 million from sanofi-aventis and $5.6 million from The Procter & Gamble Company in connection with amendments to the Company’s collaboration agreements with sanofi-aventis and Procter & Gamble. Net income for the full year 2004 included a $25.0 million research progress payment from sanofi-aventis related to a VEGF Trap clinical development milestone and $82.6 million of income related to the Company’s collaboration with Novartis Pharma AG, comprised of a $17.8 million research progress payment and $64.8 million of non-recurring income following Novartis’ decision to forego certain development rights.
Regeneron’s total revenue decreased to $17.4 million in the fourth quarter of 2005 from $47.1 million in the comparable quarter of 2004, and to $66.2 million for the full year 2005 from $174.0 million in 2004, due primarily to declines in contract research and development revenue and research progress payments. Contract research and development revenue decreased to $13.9 million in the fourth quarter of 2005 from $18.8 million in the comparable quarter of 2004, and to $52.4 million for the full year 2005 from $113.2 million for the same period of 2004. The Company did not earn any research progress payments in 2005. In 2004, research progress payments were $25.0 million in the fourth quarter and $42.8 million for the full year.
Regeneron recognized contract research and development revenue from sanofi-aventis of $13.0 million in the fourth quarter of 2005 and $43.4 million for the full year 2005 compared with $16.3 million and $78.3 million, respectively, for the same periods of 2004. Contract research and development revenue from the sanofi-aventis collaboration consists of reimbursement of the Company’s VEGF

Trap development expenses plus recognition of amounts related to up-front, non-refundable payments. The Company received up-front payments from sanofi-aventis of $80.0 million in September 2003 at the collaboration’s inception and $25.0 million in January 2006 (which was receivable at December 31, 2005) related to the amendment of the companies’ collaboration agreement to include Japan. Sanofi-aventis also incurs VEGF Trap development expenses which are increasing because of the growing number of clinical trials sanofi-aventis is overseeing in the VEGF Trap oncology program. During the term of the collaboration, sanofi-aventis will pay 100% of agreed-upon VEGF Trap development expenses incurred by both companies; and following commercialization of a VEGF Trap product, the Company will repay out of VEGF Trap profits, including the Japanese royalty, 50% of VEGF Trap development expenses paid by sanofi-aventis.
Reimbursement of the Company’s VEGF Trap development expenses by sanofi-aventis decreased to $10.5 million in the fourth quarter of 2005 from $13.9 million in the comparable quarter of 2004, and to $33.9 million for the full year 2005 from $67.8 million in 2004, primarily due to lower clinical supply manufacturing costs. The Company manufactured VEGF Trap clinical supplies throughout 2004, but in 2005 only manufactured VEGF Trap clinical supplies during the fourth quarter. Of the up-front payments from sanofi-aventis, $2.5 million was recognized as revenue in the fourth quarter of 2005 compared to $2.4 million in the same quarter of 2004, and $9.5 million of the up-front payments was recognized as revenue for the full year 2005 compared to $10.5 million in 2004. The Company recognizes revenue in connection with collaborations in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition. As a result, $81.3 million of the original $105.0 million of up-front payments was deferred as of December 31, 2005 and will be recognized as revenue in future periods.

In the first quarter of 2004, the Company recognized $22.1 million of contract research and development revenue related to the Novartis collaboration which represented the remaining amount of a $27.0 million March 2003 up-front payment that had previously been deferred. Subsequent to the first quarter of 2004, Regeneron has not received, and does not expect to receive, any further contract research and development revenue from Novartis. Novartis also forgave all of its outstanding loans to Regeneron in the first quarter of 2004, totaling $17.8 million, based on Regeneron’s achieving a pre-defined development milestone, which was recognized as a research progress payment.
Contract manufacturing revenue relates to Regeneron’s long-term manufacturing agreement with Merck & Co., Inc., which will expire in the second half of 2006. Contract manufacturing revenue increased to $3.6 million in the fourth quarter of 2005 from $3.3 million in the comparable quarter of 2004. The Company shipped similar quantities of product to Merck in the fourth quarters of 2005 and 2004. Contract manufacturing revenue decreased to $13.7 million for the full year 2005 from $18.1 million in 2004, as the Company shipped less product to Merck in 2005. The Company recognizes revenue and the related manufacturing expense as product is shipped to Merck.
Total operating expenses for the fourth quarter of 2005 were $47.0 million, 9 percent higher than the comparable quarter in 2004, and $190.6 million for the full year 2005, 13 percent higher than in 2004. Operating expenses in the fourth quarter and the full year 2005 include a total of $3.8 million and $19.9 million of Stock Option Expense, respectively, as follows:
For the three months ended December 31,
(in millions)

	2005			2004
	Expenses as	Stock Option	Expenses exclusive of	Expenses as
Expenses	Reported	Expense	Stock Option Expense	Reported (1)
Research and development	$37.9	$1.9	$36.0	$34.8
Contract manufacturing	2.2	0.1	2.1	3.5
General and administrative	6.9	1.8	5.1	4.8

Total operating expenses	$47.0	$3.8	$43.2	$43.1

For the year ended December 31,
(in millions)

	2005			2004
	Expenses as	Stock Option	Expenses exclusive of	Expenses as
Expenses	Reported	Expense	Stock Option Expense	Reported (1)
Research and development	$155.6	$11.9	$143.7	$136.1
Contract manufacturing	9.6	0.4	9.2	15.2
General and administrative	25.4	7.6	17.8	17.1

Total operating expenses	$190.6	$19.9	$170.7	$168.4

(1)	In 2004, expenses as reported in the Company’s Statement of Operations did not include Stock Option Expense.
Effective January 1, 2005, the Company adopted the fair value based method of accounting for stock-based employee compensation under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, using the modified prospective method described in SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. As a result, effective January 1, 2005, the Company has been recognizing compensation expense in an amount equal to the fair market value of share-based payments (including stock option awards) on their date of grant over the vesting period of the awards. Under the modified prospective method, compensation expense for the Company is recognized for (a) all share-based payments granted on or after January 1, 2005 and (b) all awards granted to employees prior to January 1, 2005 that were unvested on that date. Prior to the adoption of the fair value method, the Company accounted for stock-based compensation to employees under the intrinsic value method of accounting set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. Therefore, compensation expense related to employee stock options was not reflected in operating expenses in any period prior to the first quarter of 2005 and prior period operating results have not been restated.
Research and development (R&D) expenses, exclusive of Stock Option Expense, increased to $36.0 million in the fourth quarter of 2005 from $34.8 million in the comparable quarter of 2004, and to $143.7 million for the full year

2005 from $136.1 million in 2004. In 2005, the Company incurred higher development expenses for the IL-1 Trap as compared to 2004, due primarily to higher costs related to clinical studies, including costs incurred in 2005 to manufacture IL-1 Trap clinical supplies. These higher IL-1 Trap costs were partially offset by lower expenses for other clinical development programs, compared with 2004.
Contract manufacturing expense relates to the Merck agreement. Exclusive of Stock Option Expense, contract manufacturing expense decreased to $2.1 million in the fourth quarter of 2005 from $3.5 million in the comparable quarter of 2004, and to $9.2 million for the full year 2005 from $15.2 million in 2004. In both the fourth quarter and for the full year of 2004, the Company incurred unfavorable manufacturing costs in comparison to the same periods of 2005. In addition, although the Company shipped similar quantities of product in the fourth quarter of 2005 and 2004, for the full year 2005, less product was shipped to Merck than in 2004. General and administrative expenses, exclusive of Stock Option Expense, increased to $5.1 million in the fourth quarter of 2005 from $4.8 million for the comparable quarter of 2004, and to $17.8 million for the full year 2005 from $17.1 million in 2004 as higher administrative personnel and facility costs were partly offset by lower legal expenses related to Company litigation and general corporate matters.
Other contract income includes the payments to the Company in 2005 and 2004 described below. In January 2005, the Company and sanofi-aventis amended their collaboration agreement to exclude from the scope of the collaboration the development of the VEGF Trap for eye diseases through local delivery systems. In connection with the amendment, sanofi-aventis made a one-time $25.0 million payment to the Company. In June 2005, the Company and Procter & Gamble amended their collaboration agreement and agreed that the research activities of the parties under the collaboration agreement were completed. In connection with the amendment, Procter & Gamble made a one-time $5.6 million payment to the Company. In the first quarter of 2004, in connection with its decision to forego its right to jointly develop the IL-1 Trap, Novartis made a one-time $42.75 million payment to Regeneron to satisfy certain funding obligations under their collaboration agreement.
Investment income increased in the fourth quarter and full year 2005 compared with the same periods of 2004 due primarily to higher effective interest rates on investment securities. Interest expense was unchanged in the fourth quarters of 2005 and 2004, and decreased slightly for the full year 2005 compared with the same period in 2004. Interest expense is attributable primarily to the Company’s convertible notes.
Per share amounts are based on the weighted average number of shares of the Company’s Common Stock and Class A Stock outstanding. The weighted average number of shares outstanding was 56.0 million shares (basic and diluted) for the full year 2005 and 55.4 million shares (basic) and 56.2 million shares (diluted) for the full year 2004.
About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreement with the sanofi-aventis Group, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2005. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
This news release includes certain financial measures that are calculated in a manner different from generally accepted accounting principles (GAAP) and are considered non-GAAP financial measures under SEC rules. Non-GAAP financial measures for the year ended December 31, 2005 included in this news release are: (1) pro forma net loss and pro forma net loss per share (basic and diluted), exclusive of Stock Option Expense and (2) research and development expenses, general and administrative expenses, and contract manufacturing expenses, all exclusive of Stock Option Expense. As required, we have provided reconciliations of non-GAAP amounts to GAAP amounts in tables shown above. Additional required information is located in the Form 8-K filed with the SEC in connection with this news release.
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Contacts:
Investors:	Media:
Charles Poole	Lauren Tortorete
914.345.7640	212.845.5609
charles.poole@regeneron.com	ltortorete@biosector2.com

REGENERON PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31,
	2005	2004
ASSETS
Cash and marketable securities	$316,654	$348,912
Receivables	36,521	43,102
Inventory	2,904	3,229
Property, plant, and equipment, net	60,535	71,239
Other assets	6,887	6,626

Total assets	$423,501	$473,108

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$23,337	$18,872
Deferred revenue	86,162	71,693
Notes payable	200,000	200,000
Stockholders’ equity	114,002	182,543

Total liabilities and stockholders’ equity	$423,501	$473,108

REGENERON PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	For the three months		For the year
	ended December 31,		ended December 31,
	2005	2004	2005	2004
Revenues
Contract research and development	$13,867	$18,780	$52,447	$113,157
Research progress payments		25,000		42,770
Contract manufacturing	3,557	3,310	13,746	18,090

	17,424	47,090	66,193	174,017

Expenses
Research and development	37,911	34,789	155,581	136,095
Contract manufacturing	2,145	3,474	9,557	15,214
General and administrative	6,895	4,853	25,476	17,062

	46,951	43,116	190,614	168,371

Income (loss) from operations	(29,527)	3,974	(124,421)	5,646

Other income (expense)
Other contract income			30,640	42,750
Investment income	2,866	1,832	10,381	5,478
Interest expense	(3,011)	(3,014)	(12,046)	(12,175)

	(145)	(1,182)	28,975	36,053

Net income (loss)	($29,672)	$2,792	($95,446)	$41,699

Net income (loss) per share:
Basic	($0.53)	$0.05	($1.71)	$0.75
Diluted	($0.53)	$0.05	($1.71)	$0.74

Weighted average shares outstanding:
Basic	56,091	55,541	55,950	55,419
Diluted	56,091	56,719	55,950	56,172